Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 30, 2015 (October 30, 2015, as to paragraphs 9 through 36 of Note 20 and as to the effects of the discontinued operations on the financial statements as discussed in Note 19), relating to the financial statements of SCYNEXIS, Inc. appearing in the Current Report on Form 8-K of SCYNEXIS, Inc. filed October 30, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

October 30, 2015